Exhibit 99.1

OnMed and Berto Acquisition Corp. Sign Non-Binding Letter of Intent for a Business Combination

OnMed is solving America’s healthcare access crisis by building and deploying scalable healthcare infrastructure through its one-of-a-kind OnMed CareStationTM.

Karthik Ganesh, CEO of OnMed, to lead the combined Company.

WHITE PLAINS, NY AND LAS VEGAS, NV, October 29, 2025 — OnMed LLC (“OnMed”), creator of the OnMed CareStationTM, the healthcare access infrastructure solution, and Berto Acquisition Corp. (“Berto”)(NASDAQ: TACO and TACOW), a publicly traded special purpose acquisition company led by Harry You, jointly announced today that they have entered into a non-binding letter of intent (“LOI”) for a business combination. The combined company is expected to be publicly listed.

America faces a critical healthcare access crisis, with 80% of US counties qualifying as healthcare deserts and 120M+ Americans lacking adequate access to healthcare. OnMed is solving this crisis through its one-of-a-kind CareStations, an 8x10 foot healthcare access infrastructure solution that offers personalized, patient-first healthcare to communities nationwide from a Clinic-in-a-Box.

OnMed’s CareStations address the clinical shortcomings of telemedicine and the scalability challenges of traditional in-office clinics. Each CareStation provides the personal attention of one-on-one clinical consultation with real-time diagnostic tools and e-prescriptions all in one convenient location. OnMed CareStations are equipped with advanced diagnostic tools, real-time scans, vital sign monitoring, and care management provided by a live clinician on a 65ˮ screen enabling comprehensive patient examinations that traditional telehealth cannot support. The entire experience provides the psychological comfort and comprehensiveness of a traditional clinic visit, in tandem with the rapid scalability of virtual care. OnMed is rebuilding America’s healthcare access infrastructure through partnerships with payors, providers, government agencies, employers, educational institutions and more. The solution can be deployed for a fraction of the cost of in-office clinics, which can cost upwards of $2.5M to build and run, without the need for in-office staff.

“We are excited to partner with the Berto team because of their significant experience and success in scaling tech-enabled infrastructure solutions,” said Karthik Ganesh, CEO of OnMed. “OnMed’s purpose is to improve the quality of life and sense of wellbeing in the communities where CareStations are deployed. With CareStations having fully diagnosed 85% of patients without a specialist referral and supported the 50% of patients who said they would otherwise had gone to the ER or urgent care, we are proving that this model works. From contract to deployment, a CareStation can be fully operational in just 30 days, bringing quick, convenient healthcare access to all corners of the country.” OnMed’s track record of patient satisfaction, with a 4.96 out of 5 satisfaction score and 99% willingness to return or recommend, demonstrates the power of this approach.

“OnMed is building the infrastructure for healthcare access in America, addressing one of the most pressing challenges facing our communities today. We could not be more pleased and excited to work with Karthik and his team at OnMed, who have created a scalable solution that combines the best of technology and innovative infrastructure solutions,” said Harry You, Chairman of Berto Acquisition Corp. “OnMed has the financial and business characteristics we like to see for the companies we have taken public – strong growth, an emerging free cash flow positive model, an IP-protected platform, and a massive addressable market with the potential to be extended further by cutting edge technologies like AI.ˮ

Karthik Ganesh, CEO of OnMed, will lead the combined company. Under Ganesh’s leadership, OnMed was recognized as a 2025 Great Place to Work, with 98% of employees reporting their work is more than just a job. OnMed’s CareStation has been recognized by TIME’s 2025 List of the Best Inventions, the 2025 CES Picks Award, Gizmodo’s Best of CES, Inc. 5000’s list of America’s Fastest Growing Private Companies, and Fierce Pharma’s Fierce 50 for Innovation.

Details of the Proposed Transaction:

The parties will announce additional details regarding the proposed business combination when a definitive agreement is executed.

No assurances can be made that the parties will successfully negotiate and enter into a definitive agreement, or that the proposed transaction will be consummated on the terms or timeframe currently contemplated, or at all. Any transaction would be subject to the completion of due diligence, the negotiation of a definitive agreement providing for the proposed business combination, satisfaction of the conditions negotiated therein, board and equity holder approval, regulatory approvals, and other customary conditions.

Additional Information and Where to Find It

If a definitive agreement is entered into in connection with the proposed business combination, a newly formed holding company will prepare a registration statement, including a proxy statement/prospectus, to be filed with the U.S. Securities and Exchange Commission (“SEC”). The proxy statement/prospectus will be mailed to Berto’s shareholders. Berto urges investors and other interested persons to read, when available, the proxy statement/prospectus, as well as other documents filed with the SEC, because these documents will contain important information about the proposed business combination. Such persons can also read Berto’s reports filed with the SEC for a description of the security holdings of its officers and directors and their respective interests as security holders in the consummation of the transactions described herein. The proxy statement/prospectus, once available, and Berto’s reports can be obtained, without charge, at the SEC’s website (http://www.sec.gov).

Participants in the Solicitation

OnMed and Berto and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Berto’s shareholders in connection with the proposed business combination. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of Berto’s directors and officers in Berto’s reports filed with the SEC. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Berto’s shareholders in connection with the proposed business combination will be set forth in the proxy statement/prospectus for the proposed business combination when available. Information concerning the interests of OnMed’s and Berto’s participants in the solicitation, which may, in some cases, be different than those of their respective equity holders generally, will be set forth in the proxy statement/prospectus relating to the proposed business combination when it becomes available.

Forward-Looking Statements:

This press release includes “forward-looking statements” with respect to Berto and OnMed. The expectations, estimates, and projections of the businesses of OnMed and Berto may differ from their actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations with respect to future performance and anticipated financial impacts of the proposed transaction, the satisfaction of the closing conditions to the proposed transaction, and the timing of the completion of the proposed transaction. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside of the control of OnMed and Berto and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the negotiations and any subsequent definitive agreements with respect to the proposed business combination, and the possibility that the terms and conditions set forth in any definitive agreements with respect to the proposed business combination may differ materially from the terms and conditions set forth in the letter of intent, (2) the outcome of any legal proceedings that may be instituted against the parties following the announcement of the proposed business combination and any definitive agreements with respect thereto; (3) the inability to complete the proposed transaction, including due to failure to obtain approval of the shareholders of OnMed and Berto or other conditions to closing; (4) the inability to obtain or maintain the listing of the post-acquisition company’s common stock on Nasdaq, the New York Stock Exchange, or another national securities exchange following the proposed transaction; (5) the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the proposed transaction; (6) the ability to recognize the anticipated benefits of the proposed transaction, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees; (7) costs related to the proposed transaction; (8) changes in applicable laws or regulations; and (9) other risks and uncertainties included in documents filed or to be filed with the SEC by OnMed and Berto. The foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. OnMed and Berto do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. Past performance by OnMed’s or Berto’s management teams and their respective affiliates is not a guarantee of future performance. Therefore, you should not place undue reliance on the historical record of the performance of OnMed’s or Berto’s management teams or businesses associated with them as indicative of future performance of an investment or the returns that OnMed or Berto will, or are likely to, generate going forward.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed transaction. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About OnMed

OnMed is solving America’s healthcare access crisis and improving lives through its one-of-a-kind CareStation. This healthcare infrastructure solution delivers personalized, patient-first care, all from an 8x10 foot Clinic-in-a-Box. OnMed’s CareStations are currently contracted across seven states and Puerto Rico, with plans to significantly expand the footprint in 2026. OnMed is rebuilding Americaʼs healthcare access infrastructure through partnerships with payors, providers, government agencies, employers, educational institutions and more. Learn more at www.onmed.com.

Investor & Media Contacts

press@onmed.com

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